SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), March 10, 2005

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22154	52-1469385
(Commission File Number No.)	(IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2005, Manugistics Group, Inc. (the “Company”) entered into an Addendum to the Offer Letter dated February 23, 1993 between the Company and Ronald P. Kubera, the Company’s Senior Vice President of Consumer Goods, which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein.  The Addendum provides that in the event that Mr. Kubera is terminated by the Company for convenience, as compared to cause, such as gross misconduct or upon a criminal conviction, Mr. Kubera will receive severance payments equivalent to up to six (6) months base salary, in accordance with the Company’s regular payroll practices, and benefits, to the extent he is eligible to receive such benefits under the terms of the relevant benefit plan.  Both severance payments and benefits cease immediately if Mr. Kubera begins alternative employment during the Severance Period.  Any post-termination period during which Mr. Kubera is receiving severance payments and benefits is defined as the “Severance Period.”

During the Severance Period, any employee stock options which Mr. Kubera holds will continue to vest in accordance with their terms.

The foregoing severance payments and benefits are condition upon the execution by Mr. Kubera of a termination agreement with the Company which will include a non-compete and non-solicitation agreement and full release of claims.

Item 9.01(c) Exhibits

(c)	Exhibit 10.1	Addendum to Offer Letter dated February 23, 1993 between Manugistics Group, Inc. and Ronald P. Kubera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC. (Registrant)

Dated: March 15, 2005	By	/s/ Raghavan Rajaji
Raghavan Rajaji
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Addendum to Offer Letter dated February 23, 1993 between Manugistics Group, Inc. and Ronald P. Kubera.